Exhibit 99.1

CONTACT:

GoAmerica

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

GOAMERICA TO BECOME “PURPLE COMMUNICATIONS, INC.”

Company Stock To Trade Under Symbol NASDAQ:PRPL

NOVATO, CA — February 2, 2009 — GoAmerica, Inc. (NASDAQ: GOAM), one of the nation’s leading providers of video and text relay, and professional interpreter services for people who are deaf, hard-of-hearing, or speech-disabled, today announced that its Board of Directors and stockholders have approved an amendment to its Certificate of Incorporation to change the Company’s name to Purple Communications, Inc. GoAmerica expects the name change to be effective on or about February 11, 2009. In connection with its name change, GoAmerica has reserved “PRPL” as its new trading symbol on the NASDAQ Capital Market. GoAmerica expects to trade under its new trading symbol on the day immediately following the effective date of its name change.

About GoAmerica

As a leading provider of onsite interpreting services, video relay and text relay services, and video remote interpreting, GoAmerica delivers a wide array of options designed to meet the varied communication needs of its customers. The company’s vision to enable free-flowing communication between people, inclusive of differences in abilities, languages, or locations. For more information on the Company or its services, visit www.purple.us or www.goamerica.com, or contact GoAmerica directly by voice at 415-408-2300, by Internet Relay by visiting www.i711.com or www.ip-relay.com, or by video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact — including statements regarding the anticipated results of the transactions described in this press release — constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.

“GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “Purple”, “IP-Rleay”, “hovrs”, and “i711.com” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

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